Exhibit 10.33

AGREEMENT AND GENERAL RELEASE

Global Resource Corporation, a Nevada corporation ("Global"), and Wayne J. Koehl, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement and General Release as "Employee"), agree that:

1.            Last Day of Employment. Employee's last day of employment with Global was April 17, 2009, as of which date Employee retired from employment.

2.             Consideration. In consideration for signing this Agreement and General Release and complying with its terms, and so long as Employee complies with the terms of this Agreement and General Release, including, without limitation, Section 6 hereof, Global agrees:

a. to continue to pay to Employee salary for a period of six (6) months and two (2) weeks from the date set forth in Section 1 above (the "Compensation Period") at Employee's current annual base rate of pay, less lawful deductions, provided that Global receives within ten (10) calendar days from the date of Employee's execution of this Agreement and General Release a letter from Employee signed by him in the form attached hereto as Exhibit "A";

b. to pay to Employee any bonuses that would have been payable to Employee pursuant to Section 3 of his employment letter with Global dated September 23, 2008 (the "Employment Letter") based upon sales made by Global solely to Biofuels, Inc. as if Employee had remained in the employment of Global at the time of such sales (for the sake of clarification, bonuses will not be paid on sales made other than to Biofuels, Inc.);

c. if Employee properly and timely elects to continue medical coverage under Global's current health care benefits plan in accordance with the continuation requirements of COBRA, Global shall pay for the cost of the premium for such coverage for a period of six (6) months and two (2) weeks beginning on the last day of employment. Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at Employee's own expense, subject to the provisions of the American Recovery and Reinvestment Act of 2009; and

d. that Employee shall be entitled to retain options to purchase 200,000 shares of Global Common Stock previously granted to him and which have already vested and options to purchase an additional 200,000 shares of Global Common Stock previously granted to him and which were to vest on September 23, 2009 but which shall now be immediately vested; provided, however, that the grant of all such options remains subject to the approval of the stockholders in accordance with the terms of the original grant thereof and such options may not be exercised prior to such approval being obtained.

3.            No Consideration Absent Execution of this Agreement and General Release. Employee understands and agrees that Employee would not receive the monies and/or benefits specified in Section 2 above, except for Employee's execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4.            General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Global, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement and General Release as "Releasees"), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 ("ADEA");

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	any other federal, state (including, without limitation, the State of New Jersey) or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

5.            Acknowledgments and Affirmations.

Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim against Global, Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled. Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws and has not been retaliated against for taking such leave.

Employee affirms that, except and to the extent specifically remaining in force pursuant to provisions of Section 2 hereof, all his existing employment arrangements with the Company, including, without limitation, pursuant to the Employment Letter, are terminated and that he is not entitled to any further compensation of any kind thereunder, including, without limitation, salary, stock options and post-termination compensation. For the sake of clarification, Employee affirms that options to purchase an aggregate of 600,000 shares of Global Common Stock previously granted to him that were to vest beginning September 23, 2010 are forfeited.

Employee also affirms that he has resigned in all capacities as an officer of the Company.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Global and will continue to maintain the confidentiality of such information consistent with Global's policies and Employee's agreements with Global and/or common law.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Global or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement and General Release does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

Employee also affirms that all of Global's decisions regarding Employee's pay and benefits through the date of Employee's execution of this Agreement and General Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

6.           Confidentiality and Return of Property; Non-Competition and Non- Solicitation.

Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to Employee's spouse, tax advisor, and/or an attorney with whom Employee chooses to consult regarding Employee's consideration of this Agreement and General Release, or as otherwise permitted by law.

Employee affirms that Employee has returned all of Global's property, documents, and/or any confidential information in Employee's possession or control. Employee also affirms that Employee is in possession of all of Employee's property that Employee had at Global's premises and that Global is not in possession of any of Employee's property.

Employee acknowledges that during the course of his employment with the Company, he has become familiar with the Company's trade secrets and other confidential information and Employee agrees that during the Compensation Period and for a six (6) month period thereafter (the "Non-Compete Period"), Employee shall not directly or indirectly own any interest in, manage, control, participate in, consult, with, render services for, or in any manner engage in any business involved in the business of the Company conducted or contemplated to be conducted by the Company during the period of Employee's employment within any geographical area in which the Company engaged in such business or planned to engage in during the period of Employee's employment. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

During the Non-Compete Period, Employee shall not, directly or indirectly through another person or entity, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the period of Employee's employment with the Company, or (iii) induce or attempt to induce any client, customer, supplier or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such client, customer, supplier or business relation and the Company.

Further, at no time shall Employee shall make any negative or disparaging statements or communications regarding the Company to any third party.

If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that money damages would not be an adequate remedy for any breach of this Section 6. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Employee of this Section 6, the Non-Compete Period shall be tolled until such breach or violation has been duly cured. Employee acknowledges that the restrictions contained in this Section 6 are reasonable and that Employee has reviewed the provisions of this Section 6 with his legal counsel.

7.            Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee worked at the time of Employee's last day of employment without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

8.            Non-Admission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9.            Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement and General Release.

10.          Entire Agreement. This Agreement and General Release sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee's decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY- ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE'S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO GLOBAL TO THE ATTENTION OF ERIC SWAIN AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO ERIC SWAIN OR HIS/HER DESIGNEE, OR MAILED TO ERIC SWAIN AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

GLOBAL RESOURCE CORPORATION
By:

Employee Name: Wayne J. Koehl	Title:

Date 4/27, 2009	Date: May 9, 2009